Exhibit 10.4
Jazz Pharmaceuticals plc
Amended and Restated
2007 Non-Employee Directors Stock Award Plan
Non-U.S. Restricted Stock Unit Award Grant Notice
Jazz Pharmaceuticals plc (the “Company”), pursuant to its Amended and Restated 2007 Non-Employee Directors Stock Award Plan (the “Plan”), hereby awards to Participant the number of restricted stock units (“RSUs”) specified and on the terms set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Non-U.S. Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and in the Non-U.S. Restricted Stock Unit Award Agreement, including any country-specific Appendix (the “Agreement”), and the Plan, both of which are attached hereto and incorporated herein in their entirety.

Participant:
RSU #:
Date of Grant:
Vesting Commencement Date:
Number of RSUs Subject to Award:
Consideration:	Participant's Services (payment of par value of newly issued shares)

Vesting Schedule:	Subject to Section 3 of the Agreement and any country-specific Appendix to the Agreement, the Award will vest as follows: [______________________________________]

Issuance Schedule:	One Ordinary Share will be issuable for each RSU which vests at the time set forth in Section 4 of the Agreement.
Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on that subject, with the exception of: (i) any written agreement between Participant and the Company that would provide for vesting acceleration of the Award upon the terms and conditions set forth therein and (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. By accepting this Award, Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

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Jazz Pharmaceuticals PLC		Participant
By:
	Signature	Signature
Title:		Date:
Date:
Attachments:        Non-U.S. Restricted Stock Unit Award Agreement, Amended and Restated 2007 Non-Employee Directors Stock Award Plan
* * * * *
Based on the form of Non-U.S. Restricted Stock Unit Award Grant Notice for the Amended and Restated 2007 Non-Employee Directors Stock Award Plan as approved by the Board of Directors of Jazz Pharmaceuticals plc on 3 November 2016.

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Attachment I
Non-U.S. Restricted Stock Unit Award Agreement
Jazz Pharmaceuticals plc
Amended and Restated
2007 Non-Employee Directors Stock Award Plan
Non-U.S. Restricted Stock Unit Award Agreement
Pursuant to your Non-U.S. Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and this Non-U.S. Restricted Stock Unit Award Agreement, including any country-specific Appendix (the “Agreement”), and in consideration of your services, Jazz Pharmaceuticals plc (the “Company”) has awarded you a Restricted Stock Unit Award (the “Award”) under its Amended and Restated 2007 Non-Employee Directors Stock Award Plan (the “Plan”) for the number of restricted stock units (the “RSUs”) indicated in your Grant Notice. The Award is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Except as otherwise explicitly provided in the Grant Notice or this Agreement, in the event of any conflict between the terms in the Grant Notice or this Agreement and the Plan, the terms of the Plan shall control. Capitalized terms not explicitly defined in the Grant Notice or this Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.
1.Grant of the Award. This Award represents your right to be issued on a future date the number of Ordinary Shares that is equal to the number of RSUs indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of RSUs subject to the Award. This Award was granted in consideration of your services to the Company. Except as otherwise provided herein, you will not be required to make any payment to the Company (other than past and future services to the Company) with respect to your receipt of the Award, the vesting of the RSUs or the delivery of the Ordinary Shares to be issued in respect of the Award; provided, however, that to the extent that any Ordinary Shares issued upon settlement of your Award are newly issued Ordinary Shares, a payment must be received by the Company of an amount equal to the par value of such number of newly issued Ordinary Shares (rounded up to the nearest whole cent) in cash, by check, bank draft or money order payable to the Company.
2.Number of RSUs and Ordinary Shares.
(a) The number of RSUs subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.
(b)Any additional RSUs that become subject to the Award pursuant to this Section 2 shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other RSUs covered by your Award.
(c)Notwithstanding the provisions of this Section 2, no fractional Ordinary Shares or rights for fractional Ordinary Shares shall be created pursuant to this Section 2. The Board shall, in its discretion, determine an equivalent benefit for any fractional Ordinary Shares or fractional Ordinary Shares that might be created by the adjustments referred to in this Section 2.
3.Vesting. Subject to Section 12 and the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. Upon such termination of your Continuous Service, the RSUs credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in such RSUs or the Ordinary Shares to be issued in respect of such portion of the Award.
4.Date of Issuance.
(a)To the extent your Award is exempt from application of Section 409A of the Code and any state or foreign law of similar effect (collectively “Section 409A”), the Company will deliver to you a number of Ordinary Shares equal to the number of vested RSUs subject to your Award, including any additional RSUs received pursuant to Section 2 above that relate to those vested RSUs on the applicable vesting date(s). However, if a scheduled delivery date falls on a date that is not a U.S. business day, such delivery date shall instead fall on the next following U.S. business day. Notwithstanding the foregoing, in the event that (i) you are subject to the Company’s Policy Regarding Stock Trading by Executive Officers, Directors and Other Designated Employees (or any successor policy) (the “Policy”), the Company’s Policy Against Trading on the Basis of Inside Information, or you are otherwise prohibited from selling Ordinary Shares in the open market and any Ordinary Shares covered by your Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you or a day on which you are permitted to sell Ordinary Shares pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Policy, or does not occur on a date when you are otherwise permitted to sell Ordinary Shares in the open market, and (ii) the Company elects not to satisfy any Tax-Related Items (defined below) by withholding Ordinary Shares from your distribution, then such Ordinary Shares shall not be delivered on such Original Distribution Date and shall instead be delivered on the first U.S. business day of the next occurring open “window period” applicable to you pursuant to the Policy (regardless of whether you are still providing Continuous Service at such time) or the next U.S. business day when you are not prohibited from selling Ordinary Shares in the open market, but in no event later than the fifteenth (15th) day of the third calendar month of the calendar year following the calendar year in which the Ordinary Shares covered by the Award vest. Delivery of the Ordinary Shares pursuant to the provisions of this Section 4(a) is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) and shall be construed and administered in such manner. The form of such delivery of the Ordinary Shares (e.g., a share certificate or electronic entry evidencing such Ordinary Shares) shall be determined by the Company.
(b)The provisions of this Section 4(b) are intended to apply to the extent you are a U.S. taxpayer and your Award is subject to Section 409A because of the terms of a severance arrangement or other agreement between you and the Company, if any, that provide for acceleration of vesting of your Award upon your termination or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder)) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4) or 1.409A-1(b)(9) (“Non-Exempt Severance Arrangement”). If you are not a U.S. taxpayer, this Section 4(b) shall not apply to you. To the extent your Award is subject to and not exempt from application of Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions in this Section 4(b) shall supersede anything to the contrary in Section 4(a).

(i)If your Award vests in the ordinary course during your Continuous Service in accordance with the vesting schedule set forth in the Grant Notice, without accelerating vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the Ordinary Shares be issued in respect of your Award any later than the later of: (A) December 31st of the calendar year that includes the applicable vesting date and (B) the 60th day that follows the applicable vesting date.
(ii)If vesting of your Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with your Separation from Service, and such vesting acceleration provisions were in effect as of the Date of Grant of your Award and, therefore, are part of the terms of your Award as of the Date of Grant, then the Ordinary Shares will be earlier issued in respect of your Award upon your Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of your Separation from Service. However, if at the time the Ordinary Shares would otherwise be issued you are subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such Ordinary Shares shall not be issued before the date that is six (6) months following the date of your Separation from Service, or, if earlier, the date of your death that occurs within such six (6) month period.
(iii)If vesting of your Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with your Separation from Service, and such vesting acceleration provisions were not in effect as of the Date of Grant of the Award and, therefore, are not a part of the terms of your Award on the Date of Grant, then such acceleration of vesting of your Award shall not accelerate the issuance date of the Ordinary Shares, but the Ordinary Shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during your Continuous Service, notwithstanding the vesting acceleration of the Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).
(c)If you are a U.S. taxpayer and your Award is subject to and not exempt from Section 409A (a “Non-Exempt Award”), then the provisions in this Section 4(c) shall apply and supersede anything to the contrary that may be set forth in the Plan, the Grant Notice or in any other section of this Agreement with respect to the permitted treatment of your Non-Exempt Award:
(i)Any exercise by the Board of discretion to accelerate the vesting of your Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the Ordinary Shares in respect of the Non-Exempt Award unless earlier issuance of the Ordinary Shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.
(ii)The Company explicitly reserves the right to (A) earlier settle your Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix) and (B) provide that you will receive a cash settlement equal to the Fair Market Value of the Ordinary Shares that would otherwise be issued to you, if applicable and in compliance with the requirements of Section 409A.
(iii)To the extent the terms of your Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (a “409A Change of Control”). To the extent the terms of your Non-Exempt Award provide that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation from Service. However, if at the time the Ordinary Shares would otherwise be issued to you in connection with your Separation from Service, you are subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such Ordinary Shares shall not be issued before the date that is six (6) months following the date of your Separation from Service, or, if earlier, the date of your death that occurs within such six (6) month period.
(iv)The provisions in this Agreement for delivery of the Ordinary Shares in respect of the Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the Ordinary Shares to you in respect of your Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.
5.Dividends. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, share dividend or other distribution that does not result from a Capitalization Adjustment as provided in the Plan; provided, however, that this sentence shall not apply with respect to any Ordinary Shares that are delivered to you in connection with your Award after such Ordinary Shares have been delivered to you.
6.Securities Law Compliance. You may not be issued any Ordinary Shares in respect of your Award unless either (i) the Ordinary Shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such Ordinary Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations. The Company shall not be liable if Ordinary Shares cannot be issued to you as a consequence of the Company’s determination that the issuance of Ordinary Shares does not comply with applicable laws and regulations governing the Award.
7.Restrictive Legends. The Ordinary Shares issued in respect of your Award shall be endorsed with appropriate legends determined by the Company.
8.Transfer Restrictions. Your Award is not transferable, except by will or by the laws of descent and distribution. In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the Ordinary Shares subject to the Award until the Ordinary Shares are issued to you in accordance with Section 4 of this Agreement. After the Ordinary Shares have been issued to you, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such Ordinary Shares provided that any such actions are in compliance with the provisions herein (including the country-specific Appendix hereto) and applicable securities laws.
9.Award Not a Service Contract.
(a)Nothing in this Agreement (including, but not limited to, the vesting of your Award pursuant to the schedule set forth in Section 3 herein or the issuance of the Ordinary Shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the service of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of service or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company or its Affiliates, as applicable, of the right to terminate your service without regard to any future vesting opportunity that you may have.
(b)By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the schedule set forth in Section 3 is earned only by providing Continuous Service (not through the act of being elected to the Board, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”).  You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as a Non-Employee Director for the term of this Agreement, for any period, or at all, and shall not interfere in any way with your right or the right of the Company or its Affiliate, as applicable, to terminate your Continuous Service at any time.
10.Unsecured Obligation. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Ordinary Shares pursuant to this Agreement. You shall not have voting or any other rights as a shareholder of the Company with respect to the Ordinary Shares to be issued pursuant to this Agreement until such Ordinary Shares are issued to you pursuant to Section 4 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
11.Tax Withholding Obligations.
(a)On or before the time you receive a distribution of the Ordinary Shares subject to your Award, or at any time thereafter as requested by the Company, you hereby authorize the Company to withhold from the Ordinary Shares issuable to you an amount sufficient to satisfy any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items which arise in connection with your Award (“Tax-Related Items”), where the Fair Market Value of the Ordinary Shares is measured as of the date the Ordinary Shares are issued pursuant to Section 4. Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Tax-Related Items obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; or (iii) permitting or requiring you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the Ordinary Shares to be delivered in connection with your Award to satisfy the Tax-Related Items and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax-Related Items directly to the Company and/or its Affiliates. If the obligation for Tax-Related Items is satisfied by withholding from Ordinary Shares otherwise issuable to you, (i) the number of such Ordinary Shares so withheld shall not exceed the minimum statutory withholding rates in connection with the taxes composing the Tax Related-Items, and (ii) for tax purposes, you are deemed to have been issued the full number of Ordinary Shares subject to the vested RSUs, notwithstanding that a number of the Ordinary Shares are held back solely for the purpose of paying the Tax-Related Items. Furthermore, you acknowledge that the Company makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant or vesting of the RSUs, the subsequent sale of Ordinary Shares acquired pursuant to such vesting and the receipt of any dividends, and does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You further acknowledge that if you become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to deliver to you any Ordinary Shares.
(c)In the event the Company’s obligation to withhold arises prior to the delivery to you of Ordinary Shares or it is determined after the delivery of Ordinary Shares to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
12.Change in Control. If you are either (i) required to resign your position as a Non-Employee Director as a condition of a Change in Control, or (ii) removed from your position as a Non-Employee Director in connection with a Change in Control, your Award shall become fully vested immediately prior to the effectiveness of such resignation or removal (and contingent upon the effectiveness of such Change in Control).
13.Parachute Payments.
(a)If you are a U.S. taxpayer and any payment or benefit you would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state, foreign and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for you.
(b)The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such Change in Control or similar transaction, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.
(c)The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within thirty (30) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as reasonably requested by the Company or you. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.
14.Nature of Grant. In accepting the grant, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the Award grant is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)all decisions with respect to future grants of RSUs or other grants, if any, will be at the sole discretion of the Company;
(d)you are voluntarily participating in the Plan;
(e)the future value of the underlying Ordinary Shares is unknown, indeterminable and cannot be predicted with certainty;
(f)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of your Continuous Service; and
(g)neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any Ordinary Shares acquired upon settlement.
15.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Ordinary Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
16.Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award grant materials by and among, as applicable, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and its Affiliates may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Ordinary Shares or directorships held in the Company, details of all Awards or any other entitlement to Ordinary Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to a third party stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws with a lower level of protection than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s stock administration department. You authorize the Company, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s stock administration department. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Continuous Service will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant RSUs or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the Company’s stock administration department.
17.Governing Law and Venue. The Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions.
For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
18.Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
19.Appendix. Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
20.Notices; Electronic Delivery. Any notices provided for in your Award or the Plan shall be given in writing (including electronically) and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, fourteen (14) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award you consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
21.Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

22.Amendment. Notwithstanding anything in the Plan to the contrary, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
23.Miscellaneous.
(a)All covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns, if any. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.
(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.
(d)All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
24.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control. In addition, your Award (and any compensation paid or Ordinary Shares issued under your Award) is subject to recoupment in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.
25.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
26.Other Documents. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting officers and directors to sell Ordinary Shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.
27.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.

28.Insider Trading / Market Abuse Laws. Depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Ordinary Shares or rights to Ordinary Shares (e.g., RSUs) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
29.Foreign Asset/Account, Exchange Control and Tax Reporting. You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Ordinary Shares or cash (including dividends and the proceeds arising from the sale of Ordinary Shares) derived from your participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal legal advisor on this matter.
30.Director Notification Obligation. If you are a director, shadow director or secretary of the Company or an Irish Affiliate, you must notify the Company or the Irish Affiliate in writing if you receive or dispose of an interest exceeding 1% of the Company (e.g., RSUs, Ordinary Shares), or become aware of the event giving rise to the notification requirement, or if you become a director or secretary if such an interest exceeding 1% of the Company exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary, as applicable).

* * * * *
By signing the Non-U.S. Restricted Stock Unit Award Grant Notice to which this Non-U.S. Restricted Stock Unit Award Agreement is attached, you shall be deemed to have signed and agreed to the terms and conditions of this Non-U.S. Restricted Stock Unit Award Agreement.
* * * * *
Based on the form of Non-U.S. Restricted Stock Unit Award Agreement for the Amended and Restated 2007 Non-Employee Directors Stock Award Plan as approved by the Board of Directors of Jazz Pharmaceuticals plc on November 3, 2016.

APPENDIX
TO THE
NON-U.S. RESTRICTED STOCK UNIT AWARD AGREEMENT

Terms and Conditions
This Appendix contains additional terms and conditions that govern the Award granted under the Plan to you if you reside and/or work in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.
If you are a citizen or resident of a country other than the one in which you are currently working, transfer residency after the RSUs are granted, or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.
Notifications
This Appendix contains information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of October 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in the RSUs or sell Ordinary Shares acquired pursuant thereto.
The information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
IRELAND

Terms and Conditions

Vesting. The following supplements Section 3 of the Agreement:

Notwithstanding the vesting schedule provided in the Grant Notice, if any vesting date set forth in the Grant Notice (“Vesting Date”) falls on a date when the Company determines that you are not permitted to sell Ordinary Shares in the open market for any reason, including under the Company’s Policy Regarding Stock Trading by Executive Officers, Directors and Other Designated Employees (or any successor policy) or the Company’s Policy Against Trading on the Basis of Inside Information (or any successor policy), then such Vesting Date shall instead be the later of the next U.S. business day of the next occurring open “window period” applicable to you or the next U.S. business day when the Company determines that you are not prohibited from selling Ordinary Shares in the open market (such later date, the “Actual Vesting Date”).

Notwithstanding the foregoing and Section 3 of the Agreement: (i) if your Continuous Service terminates between the Vesting Date and the Actual Vesting Date, then the vesting of the Ordinary Shares subject to the Award originally scheduled to vest on the Vesting Date will cease and not vest upon termination of your

Continuous Service, unless your Continuous Service terminates for a reason other than Cause, in which case they will instead vest in full on the first U.S. business day following the termination of your Continuous Service; and (ii) if you are a Non-Employee Director and you do not stand for reelection at an annual general meeting of the Company’s shareholders (an “Annual Meeting”) in the year in which your term expires or you otherwise resign effective at an Annual Meeting, and, in either case, your Continuous Service terminates at such Annual Meeting, then effective as of the date of such Annual Meeting, the unvested portion, if any, of the Award shall become vested with respect to the portion of the Award that would have vested on the anniversary of the Vesting Commencement Date in the year of such Annual Meeting.

For purposes of the foregoing, “Cause” means the occurrence of any of the following events that has a material negative impact on the business or reputation of the Company or an Affiliate: (i) your conviction for any criminal offence (other than an offence under any road traffic legislation for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing, fraud or dishonesty; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company or an Affiliate; (iii) your intentional, material violation of any contract or agreement between you and the Company or an Affiliate, or of any statutory duty owed to the Company or an Affiliate; (iv) your unauthorized use or disclosure of the Company’s or an Affiliate’s confidential information or trade secrets; or (v) your gross misconduct. The determination that a termination of your Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that your Continuous Service was terminated with or without Cause for the purposes of this Agreement shall have no effect upon any determination of the rights or obligations of the Company or an Affiliate or you for any other purpose.

Data Privacy. The following provision replaces Section 16 of the Agreement:

You acknowledge, understand and agree that, in signing or electronically accepting the Grant Notice and/or this Agreement, you consent to the Company and any Affiliate sharing and exchanging your information held in order to administer and operate the Plan (including personal details, data relating to participation, salary, taxation and service and sensitive personal data, e.g., data relating to physical or mental health, criminal conviction or the alleged commission of offences) (the “Information”) and you further consent to the Company and any Affiliate providing the Company’s or Affiliates’ agents and/or third parties with the Information for the administration and operation of the Plan. You accept that this may involve the Information being sent to a country outside the European Economic Area which may not have the same level of data protection laws as Ireland. You acknowledge that you have the right to request a list of the names and addresses of any potential recipients of the Information and to review and correct the Information by contacting the Company’s stock administration department. You further acknowledge that the collection, processing and transfer of the Information is important to Plan administration and that failure to consent to same may prohibit participation in the Plan.

SWITZERLAND
Notifications
Securities Law Notification. The grant of the RSUs and the issuance of any Ordinary Shares is not intended to be a public offering in Switzerland. Neither this document nor any other materials relating to the RSUs constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the RSUs may be publicly distributed nor otherwise made publicly available in Switzerland. Finally, neither this document nor any other offering or marketing material relating to the RSUs have been or will be filed with, or approved or supervised by, any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).
UNITED KINGDOM
Terms and Conditions
Settlement in Ordinary Shares. Notwithstanding anything in the Plan or the Agreement to the contrary, the Award may only be settled by the delivery of Ordinary Shares.
Notifications
Tax Withholding Obligations. This provision supplements Section 11 of the Agreement:

If payment or withholding of the income tax due is not made within 90 days of the end of the U.K. tax year in which the event giving rise to the liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions (“NICs”) may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company for the value of any NICs due on this additional benefit, which the Company may recover from you at any time thereafter by any of the means referred to in Section 11 of the Agreement.

Attachment II
Jazz Pharmaceuticals plc
Amended and Restated
2007 Non-Employee Directors Stock Award Plan